UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 3, 2006

C-COR Incorporated

(Exact name of Registrant as specified in its charter)

Pennsylvania	0-10726	24-0811591
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

60 Decibel Road, State College, PA (Address of principal executive offices)	16801 (Zip Code)

Registrant’s telephone number, including area code:	(814) 238-2461

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.

On January 3, 2006, the Registrant’s management approved and initiated a plan to restructure its operations, which will result in workforce reductions of approximately 225 employees and the closure and downsizing of certain facilities. The Registrant will relocate certain processes from Wallingford CT, to its Tijuana, Mexico, facility as well as close its Sunnyvale, CA, location. The restructuring is intended to reduce costs and maximize operational efficiency and is anticipated to be completed over the second half of fiscal year 2006.

In connection with the restructuring, the Registrant currently expects to incur restructuring charges of approximately $5.0 to $6.0 million which is comprised of cash expenditures for employee severance and termination costs in the range of between $4.0 million to $5.0 million and certain contract termination and other associated costs of up to $1.0 million in the second half of fiscal year 2006. It is anticipated that employee severance and termination benefit payments will be made on a bi-weekly basis, and as such the Registrant anticipates payments to extend through the first half of fiscal year 2007. Amounts related to contract termination and other associated costs will be paid out over their remaining term, unless terminated earlier.

Item 9.01. Financial Statements and Exhibits

(d)         Exhibits

Number	Description of Document

99.1	Press Release dated January 3, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

C-COR Incorporated (Registrant)

By:	/s/ Joseph E. Zavacky
Name: Joseph E. Zavacky Title: Controller and Assistant Secretary

January 9, 2006